CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT made as of the 23 day of September 2023 (the "Effective Date").

AMONG:

RISE GOLD CORP., a company incorporated under the laws of Nevada and having its head office at Suite 215, 333 Crown Point Circle Grass Valley, CA 95945

(the "Company")

AND: MOUNT ARVON PARTNERS LLC, a company incorporated under the laws of Puerto Rico having its head office 1607 Ave. Ponce de León GM6 PMB#1 San Juan, PR 00909

(the "Consultant")

AND: JOSEPH EUGENE MULLIN III, Member and Director of the Consultant, residing at 273 Calle Uruguay Apt 7A, Cond. Centrum Plaza, San Juan, PR 00917

("MULLIN" or "JOSEPH MULLIN")

WHEREAS the Company is engaged in the acquisition and the exploration and development of mineral resource properties;

AND WHEREAS the Consultant has certain skills, expertise and experience and the Company wishes to engage the Consultant as a consultant to the Company, pursuant to the terms and conditions of this Consulting Agreement;

AND WHEREAS the Consultant will exclusively provide the services of Mullin to perform the services as defined in this Consulting Agreement,

NOW THEREFORE the parties hereto agree as follows:

1. **Engagement, Term and Services**

1.1 **Engagement.** The Company hereby agrees to engage the Consultant as an independent contractor to provide and export its services and the services of Mullin to serve as Chief Executive Officer, on the basis of a 50% time commitment. The Consultant and Mullin hereby agree to such engagement and agree to provide such services to the Company, in accordance with the terms and conditions hereinafter set forth.

1.2 **Term.** Unless this Consulting Agreement is earlier terminated by either of the parties hereunder, the engagement of the Consultant by the Company hereunder will be open ended on a month-to-month basis commencing on the Effective Date or such other term as mutually agreed by the parties. The term may be extended at any time by mutual agreement between the Company and the Consultant.

1.3 **Services.** The Consultant will provide the services of Mullin to act as Chief Executive Officer, President, and Director of the Company as more particularly set out in Schedule A hereto, and will provide such services to the Company in a timely manner and in accordance with good industry practice and standards

applicable to a mineral exploration company. The Consultant will provide such other services as may be reasonably requested by the Company and as are within the expertise of Consultant. The Consultant and Mullin will use their best efforts to promote the interests of the Company, to discharge the responsibilities assigned to the Consultant, and to perform faithfully and efficiently all of their responsibilities hereunder. The Consultant and Mullin will report directly to the Company's Board of Directors.

2. <u>The Consultant's Obligations</u>

2.1 **Disclosure of Confidential Information.** The Consultant and Mullin acknowledge that the Company is in the business of the exploration for, and the acquisition, development and production of mineral resource properties and as such, in the provision of the services hereunder, the Consultant and Mullin will have access to and be entrusted with a wide variety of confidential non-public information concerning the properties, assets and financial plans of the Company which, if disclosed, could cause irreparable and significant damage to the Company. Accordingly, the Consultant and Mullin will not, and, if applicable, will take such reasonable steps as may be necessary to ensure that the Consultant's employees and Mullin do not, either during the term of this Consultant Agreement or for a period of two years after the its termination , disclose any confidential, non-public or proprietary information of the Company in connection with the properties, assets or financial plans of the Company to any person, firm, corporation, association, partnership or other entity for any reason or purpose whatsoever unless expressly permitted by prior written consent of the board of directors of the Company. Further, the Consultant will not, nor, if applicable, will the Consultant permit any of its employees to, either during or for a period of two years after the term of the Consultant's retainer hereunder, give, deliver, reveal to, or otherwise permit any person to come into possession of any confidential, non-public or proprietary information of the Company, whether in written, photographic, photostatic, electronic or any other form, and upon the termination of this Consulting Agreement, the Consultant and Mullin will return to the Company all such information and data as may be in their possession or control, or that of the Consultant's employees. If requested by the Company, the Consultant will, if applicable, obtain from all of the Consultant's employees a non-disclosure covenant in favor of the Company upon substantially the terms of this Section 2.1. In the event of a breach or threatened breach by the Consultant of the provisions of this Section 2.1, the Company will be entitled to an injunction restraining the Consultant or, if applicable, any of the Consultant's employees, from disclosing, in whole or in part, any of the confidential, non-public or proprietary information pertaining to the Company its properties, assets or financial plans, to any person, firm, corporation, association, partnership or other entity to whom such confidential information, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach including the recovery of damages from the Consultant and Mullin.

3. <u>Compensation for Consulting Services</u>

3.1 **Basic Fee**. In consideration for the Consultant providing services to the Company as provided for in section 1.3 of this Consulting Agreement, the Company agrees to pay to the Consultant a monthly consulting fee of $11,000 (eleven thousand dollars) (the "Consulting Fee") during the term of this Consulting Agreement, less any applicable withholding taxes that the Company is required to withhold, commencing on the Effective Date, payable in monthly in arrears in accordance with Section 3.3. The Consultant is expected to spend 50% of his time on services for the Company.

3.2 **Expenses**. The Company will reimburse the Consultant for reasonable travel and other business expenses incurred by the Consultant in the performance of the services hereunder (the "Permitted Expenses"),

provided that any such expenses which total more than $4,500 in any calendar month must be pre-approved by the Board of Directors.

3.3 **Invoices and Payment**. At the beginning of each calendar month, the Consultant will provide the Company with an invoice for the Consulting Fee for the current month and for any Permitted Expenses for the previous month. Each invoice and expenses will be due and payable by the Company within 15 days after the invoice is received by the Company, subject to review and approval by the Company.

3.4 **No Other Compensation**. The Consultant will not be entitled to any other compensation or fee from the Company, except as set out in sections 3.1, 3.2, and 4 of this Consulting Agreement.

3.5 **Independent Contractor**. The Consultant will be an independent contractor and neither the Consultant nor any of the Consultant's directors, officers, employees or agents, if applicable, will, in the performance of the services hereunder, be considered for any reason to be an employee of the Company or its subsidiaries, and, without limiting the generality of the foregoing, neither the Consultant nor any of the Consultant's directors, officers, employees or agents, if applicable, will be eligible to participate in any employee benefit plans or programs in effect for executive and key management employees of the Company including, without limitation, medical, dental, insurance, pension or retirement plans, with the exception of the Extended Health Benefits in section 3.9. and any other benefits specifically mentioned in this Consulting Agreement. The Consultant will comply with all applicable laws, rules and regulations and will pay any and all taxes, and any other statutorily prescribed payment or assessment of any nature which is payable by virtue of this Consulting Agreement or the employment relationship between the Consultant and the Consultant's employees, officers or agents, if applicable. In the case of workers' compensation contributions or assessments applicable, the Company shall make these payments to its account or reimburse Consultant for said costs during the term of this Consulting Agreement.

The Consultant undertakes to ensure that it has adequate travel, health and liability insurance for Mullin and will provide evidence to the Company of such insurance. The Consultant and Mullin hereby indemnify the Company against all and any liability arising from injury, illness or any other liability arising from the services provided by the Consultant and Mullin. The Company agrees to reimburse Mullin for these insurance premiums.

3.6 **Discretionary Bonus**. The Company may, in its sole discretion, pay Consultant a bonus (also payable in shares and/or cash) from time to time. Payment of the bonus and the amount of the bonus will be gratuitous and will be wholly within the discretion of the Board. Payment of the bonus in any given year will not entitle Consultant to a bonus in subsequent years. The Company will also establish a Bonus Pool for Company senior executives that will be overseen by the Compensation Committee of the Board of Directors. The payment of either the Special or Discretionary Bonus will only be done in shares if it receives regulatory and exchange approval.

3.7 **Vacation.** Consultant is entitled to five (5) weeks' vacation per annum, to be accrued at 2.083 days per month, commencing on the Effective Date.

3.8 **Stock Options and Restricted Stock Units (RSUs).** Consultant will be granted stock options and/or RSUs in accordance with the Company's Stock Option Plan, subject to the approval of the Board of Directors and in accordance with the policies of the TSX Venture Exchange ("TSX-V"), or any other Exchange on which the shares of the Company may trade. All incentive awards granted to the Consultant will become fully and immediately vested and exercisable on a Change of Control of the Company, as defined in clause 4.6., subject to policies of the TSX-V. The amount of the stock options and RSUs shall be targeted at 4% of the Company's share on a fully diluted basis, with 1% vesting on the Effective Date and an additional 0.5% vesting at the beginning of the each of the first six calendar quarters following the Effective Date to the

extent this Consulting Agreement remains in force. To the extent that the Company is not able to issue the full amount of the Stock Options on the Effective Date, the Company will provide the Consultant with a make whole bonus (the "Make Whole Bonus") to cover shortfalls in value related to the Company's inability to issue the targeted share amount; provided, however, that the Make Whole Bonus shall not exceed $1,000,000.

3.9 **Extended Health Benefits**. The Company will cover the monthly premium cost of an extended health benefit plan, and/or healthcare costs for Consultant not to exceed USD$700 per month.

3.10 **Computer and Software**. The Company will supply Consultant with a laptop and related software, which shall be returned to the Company on termination.

3.11 **Location**. Consultant shall provide services primarily from its current location in San Juan, however Consultant will be available for regular travel to and spend considerable time at the Company's headquarters in Grass Valley and as well as for meetings and site visits in other jurisdictions as may be required from time to time. Travel Expenses related to these trips will be paid by the Company according to section 3.2. of this Consulting Agreement.

4. Termination

4.1 **Termination by Consultant**. Consultant may give to the Company 30 days' notice in writing of its intention to terminate this Consulting Agreement. Upon the expiration of 30 days' notice, the retainer of the Consultant hereunder will terminate and neither party hereto will have any obligations to the other hereunder except the following:

(a) the Company will pay to the Consultant all monies due hereunder to the Consultant to the effective date of termination; plus, if the effective date of the termination of this Consulting Agreement is at least twelve (12) months after the Effective Date:

(i) three (3) months compensation if such termination occurs when the product of the Company's volume-weighted average price ("VWAP") during the twenty trading days before the effective date of termination multiplied by the average shares outstanding ("Market Capitalization") exceeds $5 million; plus

(ii) and additional six (6) months compensation if such termination occurs when the Company's Market Capitalization exceeds $10 million; plus

(iii) and additional six (6) months compensation if such termination occurs when the Company's Market Capitalization exceeds $20 million; plus

(iv) and additional eighteen (18) months compensation if such termination occurs when the Company's Market Capitalization exceeds $30 million;

(b) Sections 2.1 and the indemnification provision under Section 3.5 hereof will survive the termination of this Consulting Agreement.

4.2 **Termination by Company without cause.** The Company may terminate this Consulting Agreement at any time without cause effective immediately after delivery of written notice under the following provisions:

(a) the Company will pay to the Consultant all monies due hereunder to the Consultant to the effective date of termination; plus three (3) months compensation; plus:

(i) and additional three (3) months compensation if such termination occurs when the Company's Market Capitalization exceeds $5 million; plus

(ii) and additional six (6) months compensation if such termination occurs when the Company's Market Capitalization exceeds $10 million; plus

(iii) and additional six (6) months compensation if such termination occurs when the Company's Market Capitalization exceeds $20 million; plus

(iv) and additional eighteen (18) months compensation if such termination occurs when the Company's Market Capitalization exceeds $30 million;

(b) the Consultant will be entitled to exercise any vested stock options by the earlier of (i) the expiry date of the stock options, or (ii) 90 days from the date the termination date of this Consulting Agreement, unless another date is mutually agreed upon; and

(c) Sections 2.1 and the indemnification provision under Section 3.5 hereof will survive the termination of this Consulting Agreement.

4.3 **Just Cause.** Notwithstanding any other paragraph of this Consulting Agreement, the Company may terminate this Consulting Agreement at any time for just cause, without notice or pay in lieu of notice. Just cause includes but is not limited to a) Mullin or Consultant being convicted of any crime and b) Mullin or the Consultant becoming insolvent.

4.4 **Change of Control.** The term "Change of Control" shall mean (a) the occurrence of one transaction or a series of transactions which results in one Person, together with any affiliates of such Person, exercising direction or control over 50% or more of the Company's stock ("Person" for the purpose of this provision includes any individual, partnership, limited partnership joint venture, syndicate, sole proprietorship, company or corporation or other entity however designated or constituted); (b) a change in the majority of the Company's Board of Directors taking place over a period of three (3) months or less; and/or, (c) the sale of all or substantially all of the Company's assets or the liquidation of the Company, except where the sale is to an affiliate of the Company.

(a) Subject only to any contrary agreement being established between the Company and the Consultant if there is a Change of Control of the Company, the Consultant, at the Consultant's option may, upon the final court order and in advance of closing in a plan of arrangement, or after shareholder and court approval and within a three (3) month period of the Change of Control, receive the following:

(i) three (3) months compensation;

(ii) an additional three (3) months compensation if the Change of Control occurs when the Company's Market Capitalization exceeds $5 million; plus

(iii) an additional six (6) months compensation if the Change of Control occurs when the Company's Market Capitalization exceeds $10 million; plus

(iv) an additional six (6) months compensation if the Change of Control occurs when the Company's Market Capitalization exceeds $20 million; plus

(v) an additional eighteen (18) months compensation if the Change of Control occurs when the Company's Market Capitalization exceeds $30 million; plus

(vi) any unpaid reimbursable business expenses incurred by Consultant through the last day of service with the Company;

(b) As described in Clause 3.8., any stock options or RSUs shall vest and accelerate prior to closing in the event of a Change of Control.

(c) Consultant may, in its sole discretion, waive any payment due to it under this Section 4.4 by providing written notice to the Company.

(d) Any payment to Consultant under this Section 4.4 will automatically terminate this Consulting Agreement and with no additional payments due under any subsection of this Section 4.

5. <u>Miscellaneous</u>

(a) **Binding Agreement.** This Consulting Agreement is personal to and will be binding on the parties hereto and their respective successors in interest but, subject as hereinafter provided, will not be assignable by either party. The Company may assign this Consulting Agreement to any continuing or successor corporation resulting from any amalgamation, consolidation, merger or arrangement with another entity.

(b) **Notices.** Any notice or other communication required or permitted to be given or made hereunder will be well and sufficiently given or made if:

(i) Enclosed in a sealed envelope and delivered in person to the party hereto to whom it is addressed at the relevant address set forth below; or

(ii) sent by facsimile or other means of recorded electronic communication;

(iii) if to the Company and Consultant to the addresses set forth hereinabove.

Any notice or other communication so given will be deemed to have been given and to have been received on the day of delivery, if delivered, and on the day of sending, if sent by facsimile or other means of recorded electronic communication (provided such delivery or sending is during normal business hours on a business day and, if not, then on the first business day thereafter). Either party hereto may change his or its address for notice by notice to the other party hereto given in the manner aforesaid.

(c) **Monetary Amounts.** Unless otherwise indicated, all references to monetary amounts herein will be to U.S. dollar funds.

(d) **Entire Agreement.** This Consulting Agreement contains all the terms and conditions agreed upon by the parties hereto with respect to the subject matter hereof and supersedes all prior

agreements and understandings with respect thereto. There are no agreements collateral or supplementary hereto.

(e) **Governing Law.** This Consulting Agreement will be subject to and governed by the laws of Delaware and the federal laws of the United States applicable therein and the parties hereby agree to exclusively attorn to the jurisdiction of the courts of Delaware with respect to any dispute or other matter arising hereunder.

(f) **Time of Essence.** Time is of the essence of this Consulting Agreement.

(g) **Invalidity.** The invalidity, illegality or unenforceability of any provision hereof will not in any way affect or impair the validity, legality or enforceability of the remaining provisions hereof.

(h) **Heading.** The headings contained herein are for reference purposes only and will not in any way affect the construction or interpretation of this Consulting Agreement.

(i) **Severability.** If any part of this Consulting Agreement is determined to be void or unenforceable in whole or in part, it will not be deemed to affect or impair the validity of any other parts hereof, all of which will continue in full force and effect and be construed as if this Consulting Agreement had been executed without the invalid part and it is hereby declared to have been the intention of the parties that this Consulting Agreement would have been executed without reference to any part which may for any reason be determined to be void or unenforceable.

(j) **Counterparts.** This Consulting Agreement may be executed and delivered in one or more counterparts and by facsimile or other electronic means of transmission, each of which will be deemed an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Consulting Agreement as of the date and year first above written.

Rise Gold Corp.

____

Authorized Signatory: Daniel Oliver Jr.

Mount Arvon Partners LLC

Joseph E. Mullin III

____

Authorized Signatory: Joseph Mullin

Joseph Mullin

Authorized Signatory: Joseph Mullin

SCHEDULE A

SERVICES TO BE PROVIDED BY CONSULTANT

The Consultant will provide the following services to the Company, pursuant to the terms of the Consulting Agreement:

Duties shall include but not be limited to the following consulting and advisory export services:

- Acting as CEO, President and Director of the Company
- Marketing the Company
- Responsible for strategic planning and developing strategic options for the Board to consider
- Developing high quality business strategies and plans ensuring their alignment with short-term and long-term objectives
- Overseeing all technical activities, permitting, operations and business activities to ensure they produce the desired results and are consistent with the overall strategy and mission, including creating relationships with stakeholders in the various jurisdictions in and around the location of the Company's property, and
- Report to the board of directors and keep them informed.